SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): March 17, 1999

                             THE TIREX CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                 33-17598-NY                    22-2824362
(State or other jurisdiction      (Commission                 (I.R.S. Employer
     of incorporation)            File Number)               Identification No.)


      740 St. Maurice, Suite 201
         Montreal, Quebec                                         H3C 1L5
(Address of principal executive offices)                         (Zip Code)

                                 (514) 878-0727
              (Registrant's telephone number, including area code)

      ____________________________________________________________________
              (Former name, former address and former fiscal year,
                         if changed since last report)


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

ITEM 5. Other Events

      On March 17, 1999, the Company issued the following press release:

FOR IMMEDIATE RELEASE

Contact:   John L. Threshie, Jr.
           The Tirex Corporation
           (OTC BULLETIN
           BOARD - "TXMC")
           Tel: (514) 933-2518
           Fax: (514) 933-6368

          TIREX BEGINS RUBBER MOLDING OPERATIONS - TO ACQUIRE 80.6% OF
                              ENVIROMAX RUBBER INC.

      MONTREAL, CANADA, March 17, 1999 -- The Tirex Corporation (OTC BULLETIN BOARD - "TXMC") announced today that it has entered into an agreement in principle to acquire 80.6% of Les Caoutchoucs Enviromax Inc. a/k/a Enviromax Rubber Inc., a Montreal manufacturer of rubber products molded out of recycled rubber. This week Tirex began manufacturing molded rubber welcome mats under its five-year, exclusive supplier contract with IM(2) Merchandising and Manufacturing, Inc. of Quebec, Canada. Tirex plans to use rubber crumb recycled out of scrap tires through its patented TCS-1 Plant in the manufacture of molded rubber products, beginning with, but not limited to, rubber mats and the products presently in Enviromax's product line. Terence C. Byrne, Tirex's
Chairman and CEO, stated that the Enviromax acquisition should give Tirex sufficient production capacity to produce up to 1.6 million mats per year, which will meet its requirements under the IM(2) contract for the next three years.

      IM(2) is the exclusive supplier of certain rubber crumb molded products for a major national distributor of consumer and commercial floor matting products through well established distribution channels including large national retail outlets such as Home Depot. Tirex's five-year contract with Im(2) makes it IM(2)'s exclusive supplier of rubber mats and related products. Current delivery schedules for the current year, call for minimums of 4,000 mats in March, 29,000 mats in April, and 80,000 mats per month through the end of the first year.

      The Enviromax acquisition will provide Tirex with a fully equipped, 10,000 square foot rubber molding facility currently capable of transforming approximately eight million pounds of recycled rubber crumb per year into finished products using various production technologies, vulcanization, plastic/rubber compound molding, and other molding operations using various binding products. The plant is equipped with, among other things, a high capacity thermo mixer extruder, several hydraulic presses and special tunneling ovens operating on a continuous product flow.


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

      To date, Enviromax has been engaged in manufacturing manhole and catch basin frames with adjustment rings made out of recycled rubber from used tires. While Enviromax projects that its sales this season will reach approximately $500,000, its operations have not been profitable to date. However, Mr. Byrne stated that the economies of scale, which will result from the combination of Tirex's and Enviromax's product lines, should make Enviromax's present manufacturing operations profitable in the future.

      Tirex will acquire 80.6% of the issued and outstanding common and preferred stock of Enviromax directly from five of its six present shareholders for a total purchase price of approximately $390,000 consisting of approximately $130,000 in cash, approximately $32,500 in a 30-day promissory note, and approximately $227,500 in Tirex's three-year convertible debentures bearing interest at 3% over prime. rate The debentures will be convertible over a three year period, commencing one year from issuance, at a rate equal to the market price at the time of conversion.

      Only one of Enviromax's present shareholders, Innovatech Grand Montreal, will retain its interest in Enviromax after the acquisition. Innovatech is wholly owned by the Government of Quebec. Its mandate is to invest in new technology companies in order to move the Quebec economy into high-technology industries. Innovatech has available to it an investment fund of approximately $230 million. Mr. Byrne stated that Innovatech and Tirex have discussed the possibility of expanding their relationship beyond Enviromax to include the identification of other business opportunities which would involve the use of recycled rubber crumb.

ITEM 7. EXHIBITS

      No Exhibits are being filed with this Report.

                                   SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             THE TIREX CORPORATION

Dated: March 23, 1999                        By /s/ Terence C. Byrne
                                             -----------------------------------
                                                Terence C. Byrne, Chairman and
                                                   Chief Executive Officer


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